Exhibit — (j)(i)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 16, 2011, relating to the financial statements and financial highlights which appear in the December 31, 2010 Annual Reports to Shareholders of Schwab U.S. TIPS ETF, Schwab Short-Term U.S. Treasury ETF and Schwab Intermediate-Term U.S. Treasury ETF (each a series of Schwab Strategic Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.
PricewaterhouseCoopers LLP
I. San Francisco, California
A. April 22, 2011